Exhibit 10.19

CORSAIR MEMORY, INC.

2009 PROFIT SHARING PLAN

Corsair Memory, Inc. (the “Company”) maintains a profit sharing plan which, in 2009, was available to all regular full-time and part-time employees other than some employees based in Taiwan who participate in a separate bonus plan. The profit sharing plan is based on earnings performance. Payouts under the profit sharing plan are made quarterly only to those individuals who are employees on the date of such payout and who worked for the Company for at least 60 days during the relevant quarter. The Company contributes a percentage of adjusted EBT, which the Company defines as adjusted EBIT less interest expense. Adjusted EBIT is calculated as net income (loss) less other income (expense), net plus interest expense, net, loss on revaluation of common stock warrants, income tax expense (benefit) and stock-based compensation (benefit) expense. The amount paid to each participating employee is based on years of service and level for the first three years of employment, then based on level after three years of employment.